Exhibit 10.7
STANDARD BANK, PaSB
Chief Financial Officer’s
Performance Based Compensation Plan
December 2000

Chief Financial Officer’s
Performance Based Compensation Plan
Purpose
The purpose of this plan is to reward the extra efforts of the Chief Financial Officer (the “CFO”). Standard Bank, PaSB (“Standard Bank” or the “Bank”) believes that this reward will provide incentive for the participant to develop and promote the full potential of the Bank.
Effective Date
The effective date of this plan is January 2001.
Participation
The plan is limited to the Bank’s CFO.
Base Salary
The base salary of the participant will depend on the market value of the position, its job content, and the performance of the person in the position. Base salary will be determined in accordance with the normal administrative policies of the Bank.
Incentive Plan and General Conditions
1.	Compensation earned under this plan will supplement base salary.

2.	The potential incentive compensation to be earned under this plan is based upon a percentage of the participant’s base salary.

3.	Incentive payments under this plan will be based entirely upon performance against pre-designated criteria.

4.	Pre-designated criteria in this plan will be classified into two groups.

5.	The Bank will provide the participant with an annual performance report.
Time of Plan Payments
Payments under this plan will be made once every 12 months, although the Board of Directors may choose to make payments more frequently.
Plan Features
The plan will have the following features:
1.	Payments under this plan are based upon the achievement of pre-designated qualitative and quantitative goals.
•	Qualitative - The qualitative portion of this plan will set a minimal baseline of achievement which must be accomplished before any incentive payment under this plan is considered. The criteria should include:

CFO - #2

a)	The contribution of the executive to the effective functioning of the executive team.

b)	Teamwork within the executive’s department.

c)	The quality of working relationship between the executive’s department and other Bank departments.

d)	The quality of service in the executive’s department and other Bank departments.

e)	The perceptions that external customers (if applicable) have of the specific department’s services.

f)	The contribution of the executive to the development of new Bank programs and products.

g)	The quality of the working relationship between the department and its external contacts.

h)	The development of staff in the executive’s department.
•	Quantitative - The quantitative portion of this plan has a target level of 10% of base pay. (Note: It is possible to exceed target.) Quantitative measures in this plan include:

See attached Exhibit A for specific details of the quantitative goals for the current year and the weights assigned to each.
The plan has two components that provide for a four-tier incentive structure:
•	Component I (includes Tier I) is based entirely upon the achievement of the qualitative goals portion of the plan.

•	Component II (including Tiers II, III, and IV) is based entirely upon the achievement of the quantitative goals portion of the plan. The achievement of the goals associated with Tiers II, III, and IV becomes progressively more difficult.
3.	Incentive payments associated with each tier represent a percentage of the participant’s base salary:

% of Base
Salary
Tier I	0% )	Tier I goals must be achieved before payment is made under any other tier.
Tier II	5% )
Tier III	10% )	Tiers II, III and IV are mutually exclusive.
Tier IV	15% )
Tiers II, III, and IV represent relative degrees of accomplishment. (For example, an 80% accomplishment level for a specific goal would place the performance based compensation payment in the Tier II range. A 100% accomplishment level would place the performance based compensation payment in the Tier III range, etc.)
4.	Quantitative goals selected and recommended for this plan will be weighted. The sum total of the plan’s weighted criteria will equal 1.00. The incentive pay-out will be based on a weighted average of all the goals across the three tiers which comprise Component II.

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5.	Figure I represents a sample incentive plan matrix:
Figure 1 — Sample Calculation
Quantitative Goals Table
(Incentive Component II)

		Tier II	Tier III	Tier IV	Weighted Average
Criterion No.	Weight	(5%)	(10%)	(15%)	Percent of Base Award1
1	0.20	Goal2	Goal	Goal	Value1&3
2	0.15	”	”	”	”
3	0.05	”	”	”	”
4	0.05	”	”	”	”
5	0.35	”	”	”	”
6	0.10	”	”	”	”
7	0.05	”	”	”	”
8	0.05	”	”	”	”

Sum total critical weight:	1.00			Total weighted average percent of base4:	%5;

Incentive Pay-out = Base Salary X Total Weighted Average Percent of Base6
     Notes:
1	Weight of criterion x percent award of tier goal achieved.

2	The goals are developed from the criteria; it may be necessary to have more than one goal for a specific criterion.

3	Example for Criterion 1, assuming an 80% achievement of Goal: Value = 0.20 X 5% (Tier II Level) = 1.00%

4	Total weighted average percent of base (“TWAPB”) = sum of “Value” (weighted average percent column) for each of the eight criteria.

5	Example, assuming participant achieves all goals at Tier II level of accomplishment:

TWAPB = 1.00 = .75 = .25 = .25 = 1.75 = .50 = .25 = .25 = 5.00%

6	Example: Incentive Pay-out = Base Salary x TWAPB = $60,000 X 5% = $3,000
Therefore, if Incentive Component I (Qualitative Goals) is accomplished, then payment is derived from Incentive Component II (Quantitative Goals), for total compensation as follows:
Total Compensation = Base Salary + Incentive Pay-out = $60,000 + $3,000 = $63,000
Approval for Payment Under the Plan
Approval for all payments under the plan will be given by the President within a sixty (60) day period of the close of a performance year. The President will report the results of the plan to the Board prior to paying any incentives.

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Special Awards
The President reserves the right, with approval of the Board, to authorize the payment of special bonus awards beyond those called for by this plan if, in his estimation, an individual’s contribution calls for such an award.
Plan Review
This plan may be reviewed periodically by the President and the Board and changed as circumstances warrant.
Termination
In the event that the participant leaves the Bank prior to an incentive payment, the Bank is under no obligation for any payment under the plan. All forms of compensation, including salary and incentive payments, are not automatically payable beyond the date of termination of employment unless otherwise defined by individual arrangement.
Reviewed and acknowledged:

(Signed)

(Date)

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